                                                                    Exhibit 21.1

Exhibit 21.1  Subsidiaries of the Registrant

     There are currently no subsidiaries of Mystic Financial, Inc. (the "Registrant"). Following the conversion of Medford Co-operative Bank (the "Bank") from mutual to stock form and the issuance and sale of the authorized common stock of the Bank to the Registrant, the Bank will be a wholly-owned subsidiary of the Registrant. The Bank is a state chartered mutual co-operative bank. In addition, by acquiring the Bank, the Registrant will own the two subsidiaries of the Bank, Mystic Investments, Inc. and Mystic Security Corporation, both of which are incorporated in the Commonwealth of Massachusetts.